Exhibit 10.1

Talmer Bancorp, Inc.

Executive Deferred Compensation Plan

ARTICLE 1

PURPOSE

In recognition of the services provided by certain key employees and directors, Talmer Bancorp, Inc. has adopted the Executive Deferred Compensation Plan (the “Plan”) to make additional retirement benefits and increased financial security, on a tax-favored basis, available to those individuals beginning July 1, 2014.  The Plan is intended to comply with final Treasury Regulations under Section 409A of the Internal Revenue Code.  The Plan reads as follows:

ARTICLE 2

DEFINITIONS

Affiliate.  “Affiliate” means any entity with which Talmer Bancorp, Inc. would be considered a single employer under Sections 414(b) and 414(c) of the Code.

Affiliated Group.  “Affiliated Group” means Talmer Bancorp, Inc. and all entities with which Talmer Bancorp, Inc. would be considered a single employer under Sections 414(b) or 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation.  Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

Associate.  “Associate” means any individual employed by the Company on a regular, full-time basis or a member of the Board that meets the eligibility criteria as determined by the Committee, including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Associate” for purposes of the Plan, the individual must be a member of a select group of “key management or other highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA.

Beneficiary.  “Beneficiary” means the person or persons designated as such in accordance with Section 11.4.

Board.  “Board” means the Board of Directors of Talmer Bancorp, Inc.

Cause.  “Cause” will have the same meaning as defined in any employment or other agreement between the applicable Associate and the Company or any Affiliate of the Company; or if no such agreement exists as to an applicable Associate, “Cause” means, with respect to such applicable Associate, (i) a Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust, (ii) the Participant’s willful engagement in gross misconduct in the performance of the Participant’s duties that materially injures the Company, or (iii) the Participant’s violation of a material restrictive covenant applicable to the Participant, without regard to whether such violation occurs after the Participant’s termination of employment.

Code.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Committee.  “Committee” means the committee appointed by the Board to act as administrator of the Plan, which, until such Committee is appointed by the Board, shall be the Talmer Bancorp, Inc. Compensation Committee, as constituted from time to time.

Company.  “Company” means Talmer Bancorp, Inc. and each Affiliate listed on Exhibit A hereto or an Affiliate which, subsequently, is authorized by the Committee to adopt the Plan and cover its Eligible Associates and whose designation as such has become effective upon acceptance of such status by the Affiliate.  An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments thereto shall apply to the Eligible Associates of the Affiliate.  In the event the designation is revoked by an Affiliate, provisions of the Plan shall continue to govern Accounts established with respect to such Affiliate.

Compensation.  “Compensation” means the earnings eligible for deferral under this Plan, as specified by the Plan Administrator and communicated to the Participants, including base salary, commissions and bonus(es) as well as Board cash retainer.  For these purposes, “bonus(es)” shall include, without limitation, annual incentive payments, spot bonuses, change of control payments, and other such cash compensation. “Compensation” under the Plan shall include the amount of a Participant’s deferrals under this Plan and under any other plan of deferred compensation maintained by the Company, but shall not take into account any Company contributions to benefit plans, fringe benefits, moving and relocation expenses and other forms of welfare benefits or long-term incentive payments.

Compensation Deferral.  “Compensation Deferral” means that portion of Compensation as to which a Participant has made an annual irrevocable election to defer receipt until the date specified under the Flexible Distribution Option or the Retirement Distribution Option.  The initial maximum deferral is 85% of base salary and commissions and 100% of bonus(es) and Board cash retainer (after required withholdings/deductions), but may be changed in the discretion of the Committee.

Deemed Investment Options.  “Deemed Investment Options” means the deemed investment options described in Sections 5.2 and 5.3 selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant’s Distribution Accounts.

Distribution Account.  “Distribution Account” or “Accounts” means, with respect to a Participant, the Retirement Distribution Account and each Flexible Distribution Account established on the books of account of Talmer Bancorp, Inc. , pursuant to Section 5.1.

Distribution Option.  “Distribution Option” means each of the distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the Flexible Distribution Option.

Effective Date.  “Effective Date” means the effective date of the Plan, which is July 1, 2014.

Eligible Associate.  “Eligible Associate” means any Associate who is designated by the Committee as eligible to participate in the Plan.

Enrollment Agreement.  “Enrollment Agreement” means the authorization form which an Eligible Associate files with the Plan Administrator to participate in the Plan.

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

401(k) Plan.  “401(k) Plan” means the Talmer Bank and Trust 401(k) Plan, effective August 1, 2010, and as may be amended from time to time, or a successor qualified retirement plan into which such plan is merged.

Flexible Distribution Account.  “Flexible Distribution Account” means an Account maintained for a Participant to which Compensation Deferrals are credited pursuant to the Flexible Distribution Option.

Flexible Distribution Option.  “Flexible Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

Participant.  “Participant” means an Eligible Associate who has filed a completed and executed Enrollment Agreement with the Plan Administrator and is participating in the Plan in accordance with the provisions of Article 4.  An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account.

Plan.  “Plan” means this plan, called the Talmer Bancorp, Inc. Executive Deferred Compensation Plan, as amended from time to time.

Plan Administrator.  “Plan Administrator” means the Committee.

Plan Distribution Date.  “Plan Distribution Date” means a date listed below on which a scheduled distribution may be made under the Plan, with valuation of the distribution to be determined, notwithstanding any provision of the Plan to the contrary, on the applicable “Valuation Date” shown, as follows:

Plan Distribution Date	Valuation Date
January 31	December 31
July 31	June 30

Plan Year.  “Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.

Retirement.  “Retirement” means the Participant’s Separation from Service (for reasons other than death) upon or after attaining age 55 with at least 10 Years of Service with the Company, or age 62 with less than 10 Years of Service with the Company.

Retirement Distribution Account.  “Retirement Distribution Account” means the Account maintained for a Participant to which Compensation Deferrals and any Supplemental Contributions are credited pursuant to the Retirement Distribution Option.

Retirement Distribution Option.  “Retirement Distribution Option” means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

Section 409A.  “Section 409A” means Section 409A of the Code and any applicable authority promulgated thereunder.

Separation from Service.  “Separation from Service” means a termination of employment with the Affiliated Group in a manner such as to constitute a separation from service as defined under Section 409A of the Code. For this purpose, the employment relationship is treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Company or an Affiliate under an applicable statute or by contract.  For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company or an Affiliate.  If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

Supplemental Contributions.  “Supplemental Contributions” are those amounts credited to the Participant’s Retirement Distribution Account by the Company as described in Section 4.3.

Talmer Bancorp, Inc.  “Talmer Bancorp, Inc.” means Talmer Bancorp, Inc., a Michigan corporation.

Year of Service. “Year of Service” shall mean each Plan Year during which the Associate completes at least one thousand five hundred (1,500) hours of service actually performed for the Company or any Affiliate, as required by the Company or such applicable Affiliate during such applicable Plan Year.

ARTICLE 3

ADMINISTRATION OF THE PLAN AND DISCRETION

3.1                               The Plan Administrator shall have full discretionary power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan.  All action taken by the Plan Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Associates, all Beneficiaries of Associates and all persons and entities having an interest therein and the Enrollment Agreement of each Participant shall constitute that

Participant’s acknowledgement and acceptance of the Plan Administrator’s authority and discretion.

3.2                               The Plan Administrator shall serve without compensation for its services unless otherwise determined by the Board.  All expenses of administering the Plan shall be paid by the Company.

3.3                               Any decisions, actions or interpretations to be made under the Plan by the Company, the Committee, or Plan Administrator shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.

ARTICLE 4

PARTICIPATION

4.1                               Election to Participate.  Eligible Associates may be permitted to make a Compensation Deferral in accordance with the terms and conditions set forth by the Committee or Plan Administrator from time to time. Pursuant to an Enrollment Agreement, the Eligible Associate shall irrevocably elect, except as provided below, (a) the percentages, in whole percentages, by which (as a result of payroll reduction) an amount equal to any whole percentage of the Participant’s Compensation, in each case after required nondeferrable payroll tax deductions, will be deferred, and, if permitted by the Plan Administrator, separate elections may be made among various elements of Compensation, and (b) the Distribution Options to which such amounts will be credited as further described in Article 6, and shall provide such other information as the Plan Administrator shall require.  The Plan Administrator may establish minimum or maximum amounts of Compensation Deferrals that may be elected under this Section and may change such standards on a prospective basis from time to time in accordance with Section 409A.

4.2                               Timing of Compensation Deferral Elections.  Eligible Associates may enroll in the Plan for a Plan Year by filing an irrevocable and fully executed Enrollment Agreement in accordance with Section 4.1 no later than December 31 of the calendar year preceding the calendar year in which services giving rise to the applicable Compensation are rendered.  Notwithstanding the foregoing, the Plan Administrator may in its discretion permit Eligible Associates to enroll in the Plan at a later date as provided below:

(a)                                 Initial Eligibility.  Pursuant to Code Section 409A(a)(4)(B)(ii), Associates who first become Eligible Associates after the beginning of a Plan Year may enroll in the Plan for that Plan Year by filing an irrevocable and fully executed Enrollment Agreement no later than thirty (30) days following the date the Associate becomes an Eligible Associate; provided, however, that any election by an Eligible Associate pursuant to this Section to defer Compensation shall apply only to such amounts as are earned by the Eligible Associate after the date on which such Enrollment Agreement is filed.  Where a deferral election is made relating to annual bonus compensation in the first year of eligibility but after the commencement of a performance period relating to annual bonus compensation, that deferral election shall only apply to that portion of annual bonus compensation earned for such performance period equal to the total amount of the annual bonus compensation earned during such performance period multiplied by a fraction, the numerator of which is the number of days beginning on the day immediately after the date that the deferral election becomes irrevocable in accordance with the provisions hereof and ending on the last day of the performance period, and the denominator of which is the total number of days in the performance period.

(b)                                 Performance-Based Compensation. Pursuant to Code Section 409A(a)(4)(B)(iii), Eligible Associates may file an irrevocable and fully executed Enrollment Agreement with respect to Compensation that is conditioned upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, so long as such Enrollment Agreement is filed no later than six (6) months prior to the end of the applicable performance period.

(c)                                  Other Permissible Elections.  Eligible Associates may file an irrevocable and fully executed Enrollment Agreement with respect to Compensation at such other times as are permitted under Section 409A, including but not limited to the deferral timing rules that apply to certain forfeitable rights as described in Treasury Regulation Section 1.409A-2(a)(5) and to commissions as described in Treasury Regulation Section 1.409A-2(a)(12).

4.3                               Supplemental Contributions.  For each Plan Year, the Plan Administrator in its discretion may credit each Participant’s Retirement Distribution Account with additional amounts described in this Section 4.3.  Any Supplemental Contributions shall be credited at least annually, as soon as administratively feasible following the close of each Plan Year.

(a)                                 Restorative Match.  To the extent that a Participant’s compensation for purposes of the 401(k) Plan is reduced by reason of Compensation Deferrals made under this Plan, the Plan Administrator may credit each Participant’s Retirement Distribution Account with an amount equal to the difference between: (i) the amount of matching contributions that would have been made to the 401(k) Plan but for such Compensation Deferrals, and (ii) the actual amount of matching contributions made to the 401(k) Plan.

(b)                             Discretionary Contributions.  The Plan Administrator may credit an Eligible Associate’s Retirement Distribution Account with an amount designated from time to time by the Committee or, with respect to the Chief Executive Officer of Talmer Bancorp, Inc., the Board.

Supplemental Contributions will become vested upon the Participant completing two (2) continuous Years of Service, as determined by the Plan Administrator.  A Participant who has a Separation from Service prior to full vesting shall irrevocably forfeit any Supplemental Contributions that have not vested, unless the Committee determines otherwise.  Notwithstanding any provision of the Plan to the contrary, in the event of Cause, the Participant shall forfeit all Supplemental Contributions (whether or not otherwise vested) and shall be required to repay to the Company any Supplemental Contributions previously distributed to the Participant.  The Company shall retain all forfeitures.

ARTICLE 5

DISTRIBUTION ACCOUNTS

5.1                               Distribution Accounts.  The Plan Administrator shall establish and maintain separate Distribution Accounts with respect to a Participant.  In particular, the following shall be established and maintained for each Participant:  (i) a Retirement Distribution Account, and/or (ii) up to five Flexible Distribution Accounts.  The amount of Compensation Deferrals pursuant to Section 4.1 or Section 4.2 shall be credited by the Plan Administrator to the Participant’s Distribution Option Accounts no later than the first day of the month following the month in which such Compensation would otherwise have been paid, in accordance with the Distribution Option irrevocably elected by the Participant in the applicable Enrollment Agreement.  Any amount once taken into account as Compensation for purposes of this Plan shall not again be taken into account thereafter. The Participant’s Distribution Accounts shall be reduced by the amount of payments made by Talmer Bancorp, Inc. to the Participant or the Participant’s Beneficiary pursuant to this Plan.

5.2                               Returns on Distribution Option Accounts.  A Participant’s Distribution Accounts shall be credited with returns in accordance with the Deemed Investment Options elected by the Participant from time to time.  Participants may allocate their Retirement Distribution Account and/or each of their Flexible Distribution Accounts among the Deemed Investment Options available under the Plan only in whole percentages.  The rate of return, positive or negative, credited under each Deemed Investment Option is based upon the actual investment performance of the investment fund(s) the Committee may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation, money management fees and fund expenses.  The Committee reserves the right, on a prospective basis, to add or delete Deemed Investment Options.

5.3                               Deemed Investment Options.  Except as otherwise provided pursuant to Section 5.2, the Deemed Investment Options available under the Plan shall correspond to certain investment portfolios designated by the Plan Administrator from time to time.  Notwithstanding that the rates of return credited to Participants’ Distribution Option Accounts under the Deemed Investment Options are based upon the actual performance of the corresponding portfolios, the Company shall not be obligated to invest any Compensation Deferral by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

5.4                               Changes in Deemed Investment Options.  A Participant may change the Deemed Investment Options to which the Participant’s Distribution Accounts are deemed to be allocated with whatever frequency is determined by the Plan Administrator which shall not be less than four times per Plan Year.  Each such change may include (a) reallocation of the Participant’s existing Accounts in whole percentages, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Accounts in the future, as the Participant may elect.

5.5                               Valuation of Accounts.  The value of a Participant’s Distribution Accounts as of any date shall equal the amounts theretofore credited to such Accounts, including any earnings (positive or negative) deemed to be earned on such Accounts in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Accounts.

5.6                               Statement of Accounts.  The Plan Administrator shall provide to each Participant, not less frequently than quarterly, a statement in such form as the Plan Administrator deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Accounts.

5.7                               Distributions from Accounts.  Any distribution made to or on behalf of a Participant from one or more of his Distribution Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Deemed Investment Options to which such Account is then allocated.

ARTICLE 6

DISTRIBUTION OPTIONS

6.1                               Election of Distribution Option.  The first Enrollment Agreement filed by an Eligible Associate must set forth the Participant’s election as to the time and manner of distribution from the Retirement Distribution Account.  An Eligible Associate shall elect the time and manner of payment pursuant to which any Flexible Distribution Account established pursuant to that election will be distributed. Annually, the Eligible Associate shall allocate his or her deferrals between the Distribution Options in increments of five percent, provided, however, that 100 percent of such deferrals may be allocated to one or the other of the Distribution Options.

6.2                               Retirement Distribution Option.  Distribution of the Participant’s Retirement Distribution Account shall commence following the Participant’s Retirement or other Separation from Service in accordance with the provisions of Section 7.1.

6.3                               Flexible Distribution Option.  Subject to Section 7.2, each Flexible Distribution Account shall be distributed commencing on the first Plan Distribution Date of the Plan Year elected by the Participant in the Enrollment Agreement pursuant to which such Flexible Distribution Option Account was established.

ARTICLE 7

BENEFITS TO PARTICIPANTS

7.1                               Benefits Under the Retirement Distribution Option.  Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

(a)                                 Benefits Upon Retirement.  In the case of a Participant whose Separation from Service occurs on account of Retirement, the Participant’s Retirement Distribution Account shall be distributed in one of the following methods, as elected by the Participant in the applicable Enrollment Agreement: (i) in a lump sum; or (ii) in annual installments over a period of years not exceeding 15 years.  Subject to Section 10.1, distribution shall be made or begin on the first Plan Distribution Date in the Plan Year following his Retirement or the first Plan Distribution Date which occurs at least six months after his Separation from Service, if later.  Any lump-sum benefit payable in accordance with this paragraph shall be in an amount equal to the value of such Retirement Distribution Account as of the Valuation Date applicable to the Plan Distribution Date.  In the case of a benefit payable in installments, the initial annual installment payment shall be equal to (i) the value of such Retirement Distribution Account as of the Valuation Date applicable to the Plan Distribution Date on which payments begin, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established.  The remaining annual installments shall be paid on the first Plan Distribution Date of each succeeding Plan Year in an amount equal to (i) the value of such Retirement Distribution Account as of the applicable Valuation Date divided by (ii) the number of installments remaining.  If another distribution formula is applicable, the initial and each subsequent distribution shall be calculated with reference to the applicable Valuation Date.

(b)                                 Benefits Upon Separation from Service Prior to Retirement.  In the case of a Participant whose Separation from Service occurs prior to the earliest date on which the Participant is eligible for Retirement, other than on account of death, the Participant’s Retirement Distribution Account shall be distributed in a lump sum on the first Plan Distribution Date which occurs at least thirteen months after his Separation from Service.  The lump-sum benefit payable in accordance with this paragraph shall be in an amount equal to the value of such Retirement Distribution Account as of the Valuation Date applicable to the Plan Distribution Date.

7.2                               Benefits Under Flexible Distribution Option.  Benefits under the Flexible Distribution Option shall be paid to a Participant as elected by the Participant in the Enrollment Agreement pursuant to which a particular Flexible Distribution Account was established in one lump sum or in annual installments, provided that the elected number of years of deferral prior to commencement of payments and the number of installment payments elected cannot exceed 15.  Any lump-sum payable in accordance with this Section shall be in an amount equal to the value of such Flexible Distribution Account as of the last business day of the Plan Year preceding the date of payment which shall be the first Plan Distribution Date in the year payment is to be made.  The initial annual installment payment shall be equal to (i) the value of such Flexible Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such Flexible Distribution Account was established.  The remaining annual installments shall be paid on the first Plan Distribution Date of each succeeding year in an amount equal to (i) the value of such Flexible Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.

7.3                               Subsequent Payment Elections.  A Participant may elect on a form provided by the Plan Administrator to change the distribution election with respect to one or more of his Distribution Accounts (a “Subsequent Payment Election”).  The Subsequent Payment Election shall become irrevocable upon receipt by the Plan Administrator, may not be made more than 10 years following Separation from Service, and shall be made in accordance with the following rules:

(a)                                 In General.  The Subsequent Payment Election may not take effect until at least 12 months after the date on which it is received by the Plan Administrator. The Subsequent Payment Election most recently received by the Plan Administrator and that satisfies the requirements of this Section shall govern the payout of the Distribution Account notwithstanding anything contained in Section 7.1 or 7.2 to the contrary.

(b)                                 Retirement Distribution Account.  A Participant may make an election to delay the payment date or change the form of payment of his Retirement Distribution Account to a form otherwise permitted under the Plan as otherwise set forth herein.  Except in the event of the death or Unforeseeable Emergency of the Participant, the payment of such Distribution Account will be delayed for a period of at least five years after the date that the Distribution Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section, until at least the fifth anniversary of the date that the first installment payment was scheduled to be made).

(c)                                  Flexible Distribution Account.  A Participant may make one or more elections to delay the payment date or change the form of payment of one or more Flexible Distribution Account(s) to a time or form permitted under the Plan as otherwise set forth herein. Such Subsequent Payment Election must be filed with the Plan Administrator at least 12 months prior to the date that the Distribution Account would otherwise have been paid under the Plan (or, in the case of installment payments, at least 12 months from the date that the first installment payment was scheduled to be made).  On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five years after the first day of the calendar year that the Flexible Distribution Account would otherwise have been paid under the Plan (or, in the case of installment payments, which are treated as a single payment for purposes of this Section, until at least five years from the first day of the calendar year that the first installment payment was scheduled to be made).  If the Participant is making a Subsequent Payment Election relating to an amount otherwise payable as a lump sum, he may make such Subsequent Payment Election with respect to a portion only of such lump sum.

ARTICLE 8

SURVIVOR BENEFITS

8.1                               Death of Participant Prior to the Commencement of Benefits.  In the event of a Participant’s death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant’s Beneficiary, as determined under Section 11.4, pursuant to Section 8.2, 8.3, or 8.4, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

8.2                               Survivor Benefits Under the Retirement Distribution Option.  In the case of a Participant with respect to whom the Plan Administrator has established a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to Article 7, distribution of such Retirement Distribution Account shall be made in a lump sum on the first Plan Distribution Date following the Participant’s death.

8.3                               Survivor Benefits Under Flexible Distribution Option.  In the case of a Participant with respect to whom the Plan Administrator has established one or more Flexible Distribution Accounts, and who dies prior to the date on which such Flexible Distribution Accounts are to be paid pursuant to Article 7, distribution of such Flexible Distribution Accounts shall be made in a lump sum on the first Plan Distribution Date following the Participant’s death.

8.4                               Death of Participant After Benefits Have Commenced.  In the event a Participant dies after annual installment benefits payable under Section 7.1, 7.2, or 7.3 have commenced, but before the entire balance of the applicable Distribution Account has been paid, any remaining installments shall continue to be paid to the Participant’s Beneficiary, as determined under Section 11.4, at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

ARTICLE 9

EMERGENCY BENEFIT

In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, Talmer Bancorp, Inc. shall pay to the Participant from the Participant’s Distribution Account(s), as soon as practicable following such determination, an amount necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 11.10 (the “Emergency Benefit”).  For purposes of this Plan, an unforeseeable financial emergency is a severe financial hardship of the Participant resulting from an illness or accident of the Participant, his spouse, or his dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), (b)(2), or (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency.  Emergency Benefits shall be paid first from the Participant’s Flexible Distribution Accounts, if any, to the extent the balance of one or more of such Flexible Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant.  If the distribution exhausts the Flexible Distribution Accounts, distribution shall next be made from the Participant’s Retirement Distribution Account.  With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan.  Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.  It is intended that the Plan Administrator’s determination as to whether a Participant has suffered an “unforeseeable financial emergency” shall be made consistent with the requirements under section 409A of the Code.

ARTICLE 10

SPECIAL PAYMENT RULES

10.1                        Mandatory Six Month Delay.  Except as otherwise provided in Sections 10.2(a), (b), and (c), in no event may payments from a Retirement Distribution Account commence prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the Participant’s death.)

10.2                        Discretionary Acceleration of Payments.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)                                 Domestic Relations Orders.  The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)                                 Conflicts of Interest.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)                                  Employment Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d)                                 Limited Cash-Outs.  Subject to Section 10.1, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e)                                  Payment Upon Income Inclusion Under Section 409A.  Subject to Section 10.1, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of

Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f)                                   Payment of state, local, or foreign taxes. Subject to Section 10.1, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(g)                                  Certain Offsets.  Subject to Section 10.1, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(h)                                 Bona fide disputes as to a right to a payment.  Subject to Section 10.1, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(i)                                     Plan Terminations and Liquidations.  Subject to Section 10.1, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 10.4.

Except as otherwise specifically provided in this Plan, this Section 10.2 and Section10.4, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

10.3                        Delay of Payments.  The Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that (i) the Committee treats all payments to similarly situated Participants on a reasonably consistent basis and (ii) such discretion shall not be exercisable or exercised if such discretion would give rise to taxation under Code Section 409A:

(a)                                 Payments subject to Section 162(m).  A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code.  If a payment is delayed pursuant to this Section 10.3(a), then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary.  Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed.  The Committee may not provide the Participant an election with respect to the timing of the payment under this Section 10.3.  For purposes of this Section 7.8(a), the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)                                 Federal Securities Laws or Other Applicable Law.  A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)                                  Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

10.4                        Payments Upon Termination of Plan.  In the event that the Plan is terminated, the amounts allocated to a Participant’s Distribution Account(s) shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.  Notwithstanding the preceding sentence, and subject to Section 10.1:

(a)                                 Liquidation; Bankruptcy.  The Board of Directors of Talmer Bancorp, Inc. shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Distribution Account(s) to the Participant or, if applicable, his Beneficiary within 12 months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(a), provided that the amounts are included in the Participant’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):  (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.

(b)                                 Discretionary Terminations.  The Board of Directors of Talmer Bancorp, Inc. shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Distribution Account(s) to the Participant or, if applicable, his Beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

(c)                                  Other Events.  The Board of Directors of Talmer Bancorp, Inc. shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Distribution Account(s) to the Participant or, if applicable, his Beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 11

MISCELLANEOUS

11.1                        Amendment.  The Plan may be amended, suspended or discontinued at any time unilaterally by the Committee, acting on behalf of the Company, or Talmer Bancorp, Inc.; provided, however, that no such amendment, suspension or discontinuance shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such amendment, suspension or discontinuance.  Following a termination of the Plan pursuant to Section 10.4, the Plan Administrator, acting on behalf of the Company, shall determine when amounts shall be distributed from each Participant’s Distribution Accounts notwithstanding any terms of the Plan to the contrary, to the extent permitted under Section 409A of the Code.

11.2                        Transition Arrangements.  The Committee, acting on behalf of the Company, may merge or otherwise combine any other non-qualified deferred compensation plan or arrangement maintained by the Company or any Affiliate with the Plan upon such terms and in such manner as the Committee shall deem appropriate, with the deferred compensation amounts under such other plan or arrangement to be governed after such merger or other combination by the terms of the Plan or by such other terms as the Committee may provide in the documents implementing the merger or other combination.

11.3                        Claims Procedure.

(a)                                 Claim

A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth the claim.

(b)                                 Claim Decision

Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period.  The Plan Administrator may, however, extend the reply period for an additional 90 days for reasonable cause.

If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i)                                     The specific reason or reasons for such denial;

(ii)                                  The specific reference to relevant provisions of the Plan on which such denial is based;

(iii)                               A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

(iv)                              Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;

(v)                                 The time limits for requesting a review under subparagraph (iii) and for review under subparagraph (iv); and

(vi)                              The Participant’s right to bring an action for benefits under Section 502 of ERISA.

(c)                                  Request for Review

Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its determination.  The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Plan Administrator.  If the Claimant does not request a review of the initial determination within such 60 day period, the Claimant shall be barred and estopped from challenging the determination.

(d)                                 Review of Decision

Within 60 days after the Plan Administrator’s receipt of a request for review, it will review the initial determination.  After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of this Agreement on which the decision is based and the Participant’s right to bring an action for benefits under Section 502 of ERISA.  If special circumstances require that the 60 day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

11.4                        Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death.  Such designation may be changed or canceled at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

11.5                        Limitation of Participant’s Right.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.  Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company for the benefit of its employees.

11.6                        No Limitation on Company Actions.  Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest.  No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.

11.7                        Obligations to Company.  If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then Talmer Bancorp, Inc. may offset such amount owed to it against the amount of benefits otherwise distributable.  Such determination shall be made by the Plan Administrator.

11.8                        Nonalienation of Benefits.  Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan.  The obligations of Talmer Bancorp, Inc. under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the assets of Talmer Bancorp, Inc. or (b) any corporation or partnership into which Talmer Bancorp, Inc. may be merged or consolidated.  The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

11.9                        Protective Provisions.  Each Participant shall cooperate with Talmer Bancorp, Inc. by furnishing any and all information requested by Talmer Bancorp, Inc. in order to facilitate the payment of benefits hereunder, taking such physical examinations as Talmer Bancorp, Inc. may deem necessary and taking such other relevant action as may be requested by Talmer Bancorp, Inc.  If a Participant refuses to cooperate, Talmer Bancorp, Inc. shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant’s Distribution Option Accounts in accordance with his prior elections.

11.10                 Withholding Taxes.  The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary).  Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

11.11                 Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants.  Benefits payable hereunder shall be payable out of the general assets of Talmer Bancorp, Inc., and no segregation of any assets whatsoever for such benefits shall be made.  Notwithstanding any transfer to a grantor trust or other action, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to benefits under this Plan or assets that are greater than those of a general unsecured creditor of only Talmer Bancorp, Inc., and no other company, bank, person or entity shall have any obligation whatsoever in connection with this Plan.

11.12                 Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

11.13                 Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Michigan, without reference to the principles of conflict of laws.

11.14                 Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

11.15                 Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may read as the plural and the plural as the singular.

11.16                 Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Plan Administrator may designate from time to time.  Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

11.17                 Asset Purchase Transactions.  Where as part of a sale or other disposition of assets by the Company to an unrelated buyer (an “Asset Purchase Transaction”), a Participant would otherwise experience a Separation from Service, the Company hereby retains the discretion to specify whether a Participant providing services to the Company immediately before the Asset Purchase Transaction and providing services to the buyer after and in connection with the Asset Purchase Transaction has experienced a Separation from Service for purposes of the Plan, provided that the Asset Purchase Transaction results from bona fide, arm’s length negotiations, all Participants providing services to the Company immediately before the Asset Purchase Transaction and providing services to the buyer after and in connection with the Asset Purchase Transaction are treated consistently (regardless of position at the Company) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the Asset Purchase Transaction, as permitted under Section 409A of the Code.

11.18                 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Plan Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Plan Administrator may direct that such payment be made to any person found by the Plan Administrator, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan Administrator, the Committee, the Board and the Company.

11.19                 Section 409A and Certain Other Matters.  The Plan is intended to comply with Section 409A and shall be interpreted in a manner consistent with such intent.  To the extent any provision of the Plan should violate Code Section 409A, such provision shall be rescinded and immediately reformed to the extent necessary to avoid the imposition of taxes or interest under Code Section 409A.  Notwithstanding anything in this Plan to the contrary, no discretion may be exercised or exercisable and no action may be taken, by the Committee, Board, Company, Participant, Beneficiary, or any other person or entity, in connection with the Plan, that would give rise to taxation under Code Section 409A.  The Plan may be amended to the extent necessary (including retroactively) by the Plan Administrator to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax or other effect or result for Participants or any Beneficiary.  In no event whatsoever shall Talmer Bancorp, Inc., or any other company, bank, person or other entity be liable for any additional tax, interest or penalty that may be imposed on Participant under Code Section 409A or damages or any other losses for failing to comply with Code Section 409A or any other provision of applicable tax or other similar law.  Neither Talmer Bancorp, Inc. nor any of its Affiliates, or any of the agents, employees, officers, directors or other representatives of one or more of the foregoing represents, warrants or guarantees any particular or favorable tax or other result in connection with this Plan, or otherwise.  The Participant shall be solely and exclusively responsible for any and all such results.

Talmer Bancorp, Inc.

By:	/s/ David T. Provost
David T. Provost
Chief Executive Officer

Exhibit A

Participating Affiliates on the Effective Date:

Talmer Bank and Trust

Talmer West Bank